EXHIBIT 99.1
                                                                   PRESS RELEASE


           Cape Coastal Trading Corporation Completes Second Offering
                       And Closes the Private Placement of
                Common Stock and Warrants Totaling $58.5 Million


Chicago, IL, February 6, 2006 - Cape Coastal Trading Corporation (OTC BB: CCSR) whose uBid, Inc. subsidiary is one of the leading online auction companies in the U.S., announced today it has raised an additional $13.5 million and sold 3,000,000 shares of common stock at $4.50 per share and 750,000 warrants exercisable at $5.85 per share as part of a second closing of the private placement that initially closed on December 29, 2005. This additional funding completes a total capital raise of $58.5 million.

On December 29th, the company completed a $45 million private placement involving the sale of 10,000,000 shares of Cape Coastal Trading Corporation common stock to a group of institutional and accredited investors at $4.50 per share. The Company also issued warrants to purchase an additional 2,500,000 shares of Cape Coastal Trading Corporation common stock exercisable at $5.85 per share. The proceeds from both the first and second closings of the financing of approximately $58.5 million are being used for the retirement of all debt, the redemption of secondary shares and for general working capital purposes. SG Cowen & Co. was the lead placement agent and ThinkEquity Partners was a co-agent. Calico Capital Group, LLC acted as financial advisor for this transaction.

"We are very pleased to complete the second tranche of the overall transaction which puts uBid in a strong financial position with a diverse institutional ownership base," said Robert H. Tomlinson, CEO of Cape Coastal Trading Corporation. "uBid.com now has the ability to execute our vision for a certified, fraud-free online marketplace which further differentiates us, especially in light of the recent national news surrounding fraud and counterfeit product sales on eBay, our direct competitor," he added.

About uBid, Inc.

On December 29th, 2005, uBid, Inc. merged with a subsidiary of Cape Coastal Trading Corporation (OTC BB: CCSR) and survived the merger as a wholly-owned subsidiary of Cape Coastal Trading Corporation. Cape Coastal Trading Corporation plans to change its name to uBid.com Holdings, Inc and continue uBid's business as its sole business operation. uBid, Inc. operates an online marketplace located at www.uBid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses through a trusted auction style and fixed price format. uBid.com provides consumers the opportunity to bid on or buy a wide variety of popular, brand name products at significant discounts. uBid.com's unique platform enables only certified suppliers and manufacturers a more efficient and economical channel for maximizing revenue of their surplus merchandise. Furthermore, uBid.com offers consumers a trusted buying environment, eliminating potential fraud by certifying all its merchants and processing 100% of all transactions between buyers and sellers.

Founded in 1997, uBid's predecessor completed an initial public offering in December 1998 and was subsequently acquired by CMGI, Inc. (Nasdaq: CMGI) in April 2000. In April 2003, uBid.com became a majority-owned subsidiary of the Petters Group Worldwide, LLC. Both CMGI and Petters Group Worldwide are shareholders in the surviving public entity.

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SEC Filings and Forward-Looking Statements

Additional information regarding uBid's private placement, the merger with Cape Coastal Trading Corporation, the disposition of Cape Coastal Trading Corporation's prior operating business, uBid's business and uBid's officers and directors is contained in a Report on Form 8-K to be filed with the Securities and Exchange Commission on January 5, 2006 by Cape Coastal Trading Corporation.

Certain statements made in this release are forward-looking statements, including the statement that "uBid now has the ability to execute our vision for a certified online, fraud-free online marketplace which further differentiates us, especially in light of the recent national news surrounding fraud and counterfeit product sales on eBay, our direct competitor." Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of uBid,Inc. and the industries and markets in which uBid,Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect uBid, Inc.'s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which uBid,Inc. and its partners operate, changes affecting the Internet and e-commerce, the ability of uBid,Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of uBid, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of uBid, Inc. to attract and retain qualified personnel, the ability of uBid,Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. uBid, Inc. and Cape Coastal Trading Corporation expressly disclaim any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by uBid, Inc. or Cape Coastal Trading Corporation.

Contact:

Anthony Priore
Chief Marketing Officer
Tel:  773-272- 4446
Fax: 773-272-4055
tpriore@ubid.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of uBid's securities.